AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 12, 2013

REGISTRATION STATEMENT NO. 333-190310

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

 _____________________

MEDIABISTRO INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1542480
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

50 Washington Street, Suite 912

Norwalk, Connecticut 06854

(203) 662-2800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mediabistro Inc. 2008 Stock Incentive Plan, as amended

(Full title of the plan)

Mitchell S. Eisenberg

Executive Vice President and General Counsel

50 Washington Street, Suite 912

Norwalk, Connecticut 06854

(203) 662-2800

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

COPIES TO:

David L. Wilke, Esq.

David P. Creekman, Esq.

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Telephone: (919) 781-4000

Facsimile: (919) 781-4865

_____________________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” (in Rule 12b-2 of the Act) (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if smaller reporting company)

_____________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)(3)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee (5)
Common Stock, $0.01 par value per share	250,000	$1.77	$442,500	$60.36

(1)	Consists of 250,000 additional shares of the Registrant’s common stock reserved for issuance under the Mediabistro Inc. 2008 Stock Incentive Plan, as amended (the “Plan”). The remaining shares available for issuance under the Plan were registered under Registration Statement No. 333-153508.

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of the Registrant’s common stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding shares of common stock.

(3)	Each share of the Registrant’s common stock is accompanied by a Series A Junior Participating Preferred Stock purchase right pursuant to the Rights Agreement dated as of July 3, 2013 between Mediabistro Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent.

(4)	Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the common stock on the Nasdaq Global Market on July 31, 2013 in accordance with Rule 457(c).

(5)	Mediabistro Inc. previously paid the registration fee for these shares pursuant to the Registration Statement on Form S-8 (File No. 333-190310) filed with the Securities and Exchange Commission on August 1, 2013.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-190310) of Mediabistro Inc. (the “Company”), filed on August 1, 2013 (the “Registration Statement”). The Registration Statement registered shares of common stock to be issued in connection with the Mediabistro Inc. 2008 Stock Incentive Plan, as amended (the “Plan”). The Company entered into a Rights Agreement with American Stock Transfer & Trust Company, LLC, as rights agent dated as of July 3, 2013 (the “Rights Plan”). This Post-Effective Amendment No. 1 to the Registration Statement (this “Amendment”) is filed to clarify that, in addition to registering the shares of common stock, the Registration Statement also covers the rights (the “Rights”) attached to each share of common stock pursuant to the Rights Plan. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates or electronic book entries representing the common shares and may be transferred only together with the common shares. No additional shares of common stock are being registered pursuant to this Amendment.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by Mediabistro Inc. (the “Company”) with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 15, 2013;

(b) The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013 filed pursuant to Section 13 of the Exchange Act on May 9, 2013;

(c) The Company’s Current Reports on Form 8-K or portions thereof, filed pursuant to Section 13 of the Exchange Act on June 14 and 24 and July 8, 2013; and

(d) The Company’s definitive proxy statement on Schedule 14A, filed pursuant to Section 14 of the Exchange Act, for the Company’s 2013 Annual Meeting of Stockholders, as filed with the Commission on April 30, 2013; and

(e) The description of the Company’s common stock contained in its Registration Statement on Form 8-A, filed on June 16, 1999, pursuant to Section 12(g) of the Exchange Act, contained in the Company's Registration Statement on Form S-1 (Registration No. 333-91853), filed on December 1, 1999, pursuant to the Securities Act of 1933, as amended (the "Securities Act"), as amended by Amendment Nos. 1 and 2, filed on January 11, 2000, and January 21, 2000, respectively, pursuant to the Securities Act.

All documents filed, but not furnished, by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this registration statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event, however, will any of the information, including exhibits, that the Company discloses under Item 2.02 and Item 7.01 of any report on Form 8-K that has been or may be, from time to time, furnished to the Commission be incorporated by reference into or otherwise become a part of this registration statement.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

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Item 4. Description of Securities

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 also gives a corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provides for the indemnification of officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

All of the Company’s directors and officers are covered by insurance policies maintained by the Company against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 7. Exemption From Registration Claimed

Not applicable.

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Item 8. Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1(1)	Rights Agreement, dated as of July 3, 2013, between Mediabistro Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent.
5.1*	Opinion of Wyrick Robbins Yates & Ponton LLP.
10.92*	Mediabistro Inc. 2010 Stock Incentive Plan as amended.
23.1	Consent of Rothstein Kass, Independent Registered Public Accounting Firm.
23.2*	Consent of Wyrick Robbins Yates & Ponton LLP (contained in Exhibit 5.1).
24.1*	Power of Attorney (see signature page).

_______________________

* Previously filed.

(1)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 8, 2013.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on the 12th day of August 2013.

MEDIABISTRO INC.

By:	/s/ Alan M. Meckler
Alan M. Meckler Chairman and Chief Executive Officer

Signature	Capacity	Date

/s/ Alan M. Meckler	Chairman and Chief Executive Officer and Director	August 12, 2013
Alan M. Meckler	(Principal Executive Officer)

/s/ Donald J. O’Neill	Vice President and Chief Financial Officer	August 12, 2013
Donald J. O’Neill	(Principal Financial Officer and Chief Accounting Officer)

/s/ Wayne A. Martino*	Director	August 12, 2013
Wayne A. Martino

/s/ John R. Patrick*	Director	August 12, 2013
John R. Patrick

/s/ William A. Shutzer*	Director	August 12, 2013
William A. Shutzer

/s/ Justin L. Smith*	Director	August 12, 2013
Justin L. Smith

*By:	/s/ Alan M. Meckler
Alan M. Meckler, Attorney-in-fact

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